                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       MULTINET INTERNATIONAL CORP., INC.
             (Exact Name of Registrant as Specified in Its Charter)

            NEVADA                                               88-0441388
 -------------------------------                             -------------------
 (State or Other Jurisdiction of                              (I.R.S. Employer
  Incorporation or Organization)                             Identification No.)


              554 Greentree Cove, Suite 102. Collierville, TN 38017
              -----------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


   Consulting Agreement by and between Multinet International Corp., Inc. and
               Coral Capital Partners, Inc. dated November 9, 2001
                          and Legal Services Agreement
                          ----------------------------
                            (Full Title of the Plan)



                              David Lott, President
              554 Greentree Cove, Suite 102. Collierville, TN 38017
           ----------------------------------------------------------
                                 (901)-854-3574
           (Name, address, and telephone number of Agent for Service)



                                   Copies to:
                              Allan M. Lerner, Esq.
                           2888 E. Oakland Park Blvd.
                           Ft. Lauderdale, Fla. 33306
                                 (954) 563-8111



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                         CALCULATION OF REGISTRATION FEE



 Title of Each                                      Proposed                Proposed
    Class of                 Amount                  Maximum                 Maximum
Securities to be              To Be              Offering Price             Aggregate               Amount of
   Registered              Registered               Per Unit             Offering Price         Registration Fee
----------------           ----------            --------------          --------------         ----------------
Common Stock,
$.001 par value             1,005,000 shares(1)       $0.55                  $304,012.50(2)           $27.97(3)
================================================================================================================
   A Warrants
  $.50 strike
 .001 par value            500,000                    $0.50                 $   250,000
================================================================================================================
   B Warrants              500,000                    $1.50                 $   750,000
  $1.50 Strike
 .001 par value
================================================================================================================


(1) This filing registers one million five thousand (1,005,000) shares of registrant's common stock, par value $.001 per share (the "Common Stock"), reserved for issuance to consultants and legal counsel for services provided to registrant ("Company").

(2) Estimated solely for purposes of calculating the registration fee in accordance with the Securities Act of 1933, as amended, based on the closing price for the Common Stock in the over-the-counter market on May 3, 2002

(3) Calculated in accordance with Section 6(b) of the Securities Act of 1933, as amended (the "Act"), and Securities and Exchange Commission ("SEC") Rule 457(c) promulgated under the Act. Based on the closing price as reported by the NASDAQ Over-The-Counter Bulletin Board on May 3, 2002.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS Information required by Part I is permitted to be omitted.

Note: The document(s) containing the information concerning the Agreements between Multinet International Corp., Inc.( "Registrant")and Coral Capital Partners, Inc, and Allan M. Lerner, required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428. In accordance with Rule 428 and the



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requirements of Part I of Form S-8, such documents are not being filed with the
Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents filed by Company with the SEC are incorporated by reference in this registration statement:

         (a) Company's annual report on Form 10-KSB for year ended December 31, 2001, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the annual report referred to in (a) above.

         (c) All documents filed by the Company subsequent to those listed in Item 3(a)-(b) above pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

         The Company issued 500,000 Class A Warrants and 500,000 Class B Warrants to Coral Capital Partners, Inc., a consultant, to purchase a total of 1,000,000 shares of its common stock at an exercise price of $0.50 and $1.50, respectively. These warrants are exercisable upon issuance and expire November 12, 2004.

         A description of the Company's common stock is available in the Company's Form 10-K filed with the Commission on April 18, 2002.

Item 5. Interests of Named Experts and Counsel.

         Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Allan M. Lerner, P.A., counsel to the Company. Mr. Lerner, principal of Allan M. Lerner, P.A., is the beneficial owner of 5,000 shares of common stock registered herein.

Item 6. Indemnification of Directors and Officers.

         Pursuant to Nevada Business Corporation Code, as amended, the Company's Board Of Directors has the power to indemnify officers and directors, present and former, for expenses incurred by them in connection with any proceeding they are involved in by reason of their being





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or having been an officer or director of the Company. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be not opposed to the best interests of the Company.

Item 7. Exemption from Registration Claimed.

         Exemption from Registration Claimed. Pursuant to the Legal Services Agreement, the Company will issue up to an aggregate of 5,000 shares of its common stock to Allan M. Lerner for advisory and legal services rendered. These sales were made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

         Pursuant to the Consulting Agreement, the Company has issued to Erik S. Nelson. warrants exercisable into common shares of the Registrant for consulting services. Upon exercise, the Registrant will issue up to an aggregate of 1,000,000 shares of its common stock to Erik S. Nelson. The shares will be issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended ("Act") at Section 4 (2) of the Act. The certificates evidencing the shares to be issued will each bear an appropriate restrictive legend under the Act.

Item 8. Exhibits.

         The exhibits listed in the index to exhibits, which appears on page__ hereof, are filed as part of this registration statement.

Item 9. Undertakings.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933 (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;




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                           (iii)    To include any material information with
                                    respect to the plan of distribution not
                                    previously disclosed in the registration statement or any material change to such information in the registration statement;

                           (iv) provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment should be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person In connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




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                                   SIGNATURES

         Pursuant to the requirements of the Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Collierville, TN, this 30th day of April, 2002.

                                       Multinet International Corp., Inc



                                       By: /s/ David Lott
                                           -------------------------------------
                                           David Lott, President

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints ________________________, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution for him or her in any and all capacities, to sign any and all amendments or post-effective amend ments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto each such attorney and agent full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that each such attorney and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

         Principal Executive Officer:                     Date:

         ----------------------------                  ----------

         ----------------------------                  ----------

         ----------------------------                  ----------






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

                                INDEX TO EXHIBITS



Exhibit Number (1)       Exhibit                                                    Page
------------------       -------                                                    ----
       5.1               Opinion of Allan M. Lerner, Esq.                           __ (regarding legality)

      10.1               Agreement  between Multinet International Corp., Inc.
                         and Coral Capital Partners, Inc. dated November 9, 2001.

      23.1               Consent of Allan M. Lerner, Esq.                           __ (included in Exhibit 5.1)
      23.2               Consent of Certified Public Accountants


(1) Other exhibits listed in Item 601 of SEC Regulation S-B are not applicable.

         Exhibit 5.1   Opinion of Allan M. Lerner, Esq. (regarding legality).

         Exhibit 10.1  Agreement between Multinet International Corp., Inc.
                       and Coral Capital Partners, Inc. dated November 9, 2001.








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